EXHIBIT INDEX

Exhibit No.       Description

99                Press release of Washington Trust Bancorp, Inc. issued
                  February 23, 1999.

Contact: John C. Warren
  President and
  Chief Executive Officer
  Telephone: (401) 348-1200
  Date: February 23, 1999
  FOR IMMEDIATE RELEASE

       Washington Trust Bancorp, Inc. Announces Plans to Acquire PierBank

Westerly, Rhode Island -- Washington Trust Bancorp, Inc. (NASDAQ: National Market; symbol: WASH), parent of The Washington Trust Company, today announced that it has signed a definitive agreement to acquire PierBank, a Rhode Island-chartered community bank with assets of $59.4 million, which is headquartered in South Kingstown, Rhode Island. Washington Trust Bancorp, Inc., with assets of $935 million, is headquartered in Westerly, Rhode Island. Under the terms of the agreement, PierBank will be merged into The Washington Trust Company.

"Washington Trust and PierBank are ideal partners," stated John C. Warren, Washington Trust's President and Chief Executive Officer. "We are both community banks with the same core values, culture and commitment to service quality. There are terrific opportunities for the shareholders, employees, customers and communities of both institutions."

Joseph E. LaPlume, President of PierBank, stated, "It is with great pride that we announce PierBank's intention to join the Washington Trust team. Washington Trust is an excellent community bank, with a solid reputation and an outstanding array of products and services. We sincerely believe that everyone will benefit from this partnership."

Warren also announced that LaPlume would be appointed to a key management position with Washington Trust upon the completion of the acquisition. Warren stated, "Joe has been instrumental in developing PierBank into a leading community bank. He has tremendous experience in financial services and we look forward to his contributions to Washington Trust." Warren noted, "We also hope to retain as many of PierBank's employees as we can, whether in their current positions or in new jobs within Washington Trust." PierBank has a total of 38 employees.

Under the terms of the agreement, Washington Trust Bancorp, Inc. will exchange shares of its common stock for shares of PierBank common stock. Each PierBank share will initially be valued at approximately $8.60, for a total transaction value of $13.7 million. The actual number and value of Washington Trust Bancorp, Inc. common shares to be issued to PierBank shareholders will be based on an exchange formula using the average closing price of Washington Trust Bancorp's common stock during the 15 trading days prior to receiving final regulatory approval. Based on the initial exchange ratio, Washington Trust Bancorp will exchange .4517 shares of its common stock for each share of common stock held by a PierBank shareholder.
                                  -- M O R E --
Washington Trust
Page Two, February 23, 1999


In accordance with the agreement, PierBank granted Washington Trust Bancorp, Inc. an option to acquire under certain terms and conditions up to 319,810 shares at $7.48 per share. The option was granted as an inducement to Washington Trust Bancorp Inc.'s willingness to enter into the agreement. The purchase, which is expected to be completed in the second half of 1999, is subject to approval by PierBank's shareholders as well as State and Federal banking regulators. The transaction is expected to be a tax-free reorganization and accounted for as a pooling of interests.

The acquisition will give Washington Trust an expanded presence in the Narragansett/South Kingstown, Rhode Island market. Washington Trust has twelve offices, including a branch in Narragansett, while PierBank has two offices, one in South Kingstown and the second in Narragansett. Stated Warren, "Our Narragansett office recently reached $100 million in deposits and is approaching full capacity, so the PierBank locations will complement our existing office and provide added convenience for our customers. The combined deposits of the three locations in the Narragansett/South Kingstown area will reinforce our position as the leading community bank in the region. In addition, PierBank's strength in mortgage lending is expected to solidify our status as the number one mortgage lender in southern Rhode Island."

Washington Trust also offers trust and investment services through its branch offices. In 1998, Washington Trust signed a services agreement with PierBank to provide trust and investment management services to customers of PierBank. Under the services agreement, Washington Trust's trust and investment management department agreed to provide a full line of personal investment management and trust services, including personal financial planning as well as estate and tax planning services.

Washington Trust Bancorp, Inc. is the parent company of The Washington Trust Company, a Rhode Island state chartered bank founded in 1800. Washington Trust offers a full range of financial services, including trust and investment management, through its twelve offices in southern Rhode Island and southeastern Connecticut. Washington Trust Bancorp, Inc.'s common stock trades on the Nasdaq National Market tier of The Nasdaq Stock MarketSM under the symbol WASH.

                                    ###

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Corporation's actual results could differ materially from those projected in the forward-looking statements as a result, among other factors, of costs or difficulties relating to the integration of the business of Washington Trust and PierBank are greater than expected, changes in general national or regional economic conditions, changes in interest rates, reductions in deposit levels necessitating increased borrowing to fund loans and investments, changes in the size and nature of the Corporation's competition, and changes in the assumptions used in making such forward-looking statements. The forward-looking statements contained herein speak only as of the date of this release. The Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Corporation's expectations or any change in events, conditions or circumstances on which any such statement is based.


                    The Washington Trust Company and PierBank
                       A Partnership in Community Banking


                                   Fact Sheet

                      (information as of December 31, 1998)


                                            Washington Trust           Pier
Total Assets                                $935.1 million        $59.4 million

Total Deposits                              $575.3 million        $52.5 million

Net Loans                                   $439.1 million        $47.0 million

Shareholders' Equity                        $73.1 million          $4.5 million

Net Income                                  $10.0 million           $.5 million

Earnings Per Share - Diluted                $.97                    $.29

Number of Branches                          11                         2

Number of ATMs                              20                         4

Number of Employees                         371                       38